Exhibit 99.3

UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined financial statements were prepared using the historical consolidated financial statements of Buckeye Partners, L.P. (the “Partnership”) and Lodi Gas Storage, L.L.C. (“LGS”).  This information should be read in conjunction with, and is qualified in its entirety by, the consolidated financial statements and accompanying notes of the Partnership and LGS incorporated by reference into this current report.

The accompanying unaudited pro forma combined financial statements give pro forma effect to the Partnership’s acquisition of LGS for a purchase price of approximately $446.0 million in cash using the purchase method of accounting. Cash consideration of approximately $434.0 million was paid by the Partnership at closing on January 18, 2008.  An additional $12.0 million was paid by the Partnership on March 6, 2008 after the receipt of approval from the California Public Utilities Commission for a natural gas storage expansion project known as Kirby Hills Phase II.  The final purchase price is subject to the payment or receipt of a final working capital adjustment that is expected to occur in April 2008.  The amount of this adjustment is not expected to be material to the combined pro forma balance sheet or statement of income.  Reclassifications have been made to the balance sheet and income statement of LGS to conform it to the Partnership’s consolidated financial statements.

The pro forma adjustments related to the acquisition are preliminary and do not reflect the final purchase price or final allocation of the excess of the purchase price over the net book value of the assets of LGS, as the process to assign a fair value to the various tangible and intangible assets acquired has not yet been completed. Final adjustments are likely to result in a materially different allocation of the purchase price, which will affect the value assigned to the tangible or intangible assets and depreciation and amortization expense recorded in the statement of income. The effect of the changes to the statements of income will depend on the final purchase price and the nature and amount of the final purchase price allocation and could be material.

The unaudited pro forma combined balance sheet assumes that the acquisition and the related financing took place on December 31, 2007 and combines the Partnership’s and LGS’ audited balance sheets as of December 31, 2007.

The unaudited pro forma combined statement of income for the year ended December 31, 2007 assumes that the acquisition and the related financing occurred on January 1, 2007.  The unaudited pro forma combined statement of income for the year ended December 31, 2007 combines the Partnership’s audited consolidated statements of income for the year ended December 31, 2007 with LGS’ audited consolidated statements of income for year ended December 31, 2007.

The pro forma financial information is based on the estimates and assumptions set forth in the notes to such information. The pro forma financial information is preliminary and is being furnished solely for informational purposes and, therefore, is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position that may occur in the future.

BUCKEYE PARTNERS, L.P.

UNAUDITED PRO FORMA COMBINED BALANCE SHEET

(In thousands)

	December 31, 2007
	Buckeye Partners, L.P.	Lodi Gas Storage, L.L.C.	Preliminary pro forma adjustments		Pro Forma Combined
Assets:
Current assets:
Cash and cash equivalents	$93,198	$9,490	$(65,702	)(1)	$27,386
			(9,600	)(4)
Trade receivables	47,598	3,717	—		51,315
Construction and pipeline relocation receivables	12,571	—	—		12,571
Inventories	15,149	—	—		15,149
Prepaid and other current assets	31,822	2,375	—		34,197
Total current assets	200,338	15,582	(75,302)		140,618

Property, plant and equipment, net	1,796,196	178,255	103,935	(2)	2,078,386
Goodwill	11,355	—	161,732	(3)	173,087
Other non-current assets	125,763	1,220	(1,220	)(2)	125,763
Total assets	$2,133,652	$195,057	$189,145		$2,517,854

Liabilities and partners’ capital:
Current liabilities:
Accounts payable	$19,822	$936	$—		$20,758
Accrued and other current liabilities	72,672	11,815	(7,483	)(2)(4)	77,004
Total current liabilities	92,494	12,751	(7,483)		97,762

Long-term debt	849,177	135,000	380,000	(1)	1,229,177
			(135,000	)(2)
Other non-current liabilities	80,341	20,709	(19,375	)(2)	81,675
Minority interests	21,468	—	—		21,468
Total liabilities	1,043,480	168,460	218,142		1,430,082

Commitments and contingent liabilities

Partners’ (deficit) capital:
General Partner	(1,005)	—	—		(1,005)
Limited Partners	1,100,346	—			1,100,346
Member’s capital	—	26,597	(26,597	)(2)	—
Accumulated other comprehensive (loss)	(9,169)	—	(2,400	)(4)	(11,569)
Total partners’ capital	1,090,172	26,597	(28,997)		1,087,772
Total liabilities and partners’ capital	$2,133,652	$195,057	$189,145		$2,517,854

See accompanying Notes to unaudited pro forma combined financial statements

BUCKEYE PARTNERS, L.P.

UNAUDITED PRO FORMA COMBINED INCOME STATEMENT

(In thousands, except per unit amounts)

	For the year ended December 31, 2007
	Buckeye Partners, L.P.	Lodi Gas Storage, L.L.C.	Preliminary pro forma adjustments		Pro Forma Combined

Revenues	$519,347	$62,852	$—		$582,199

Costs and expenses:
Operating expenses	250,731	16,666	—		267,397
Depreciation and amortization	44,651	4,323	2,196	(5)	51,170
General and administrative	21,885	8,119	(1,100	) (6)	28,904
Total cost and expenses	317,267	29,108	1,096		347,471

Operating income	202,080	33,744	(1,096)		234,728

Other income (expense):
Investment and equity income	8,965	441	—		9,406
Interest and debt expense	(50,378)	(9,962)	(18,150	) (7)	(73,968)
	—	—	(4,480	) (8)
	—	—	9,962	(9)
	—	—	(960	)(10)
Minority interests and other	(5,311)	—	—		(5,311)
Total other income (expense)	(46,724)	(9,521)	(13,628)		(69,873)

Net Income	$155,356	$24,223	$(14,724)		$164,855

Allocation of net income:
Net income allocated to General Partner	$27,796				$29,496	(11)
Net income allocated to Limited Partners	$127,560				$135,359	(11)

Earnings per limited partner unit-basic	$3.03				$2.98
Earnings per limited partner unit-diluted	$3.03				$2.98

Weighted average number of limited partner units outstanding:
Basic	42,051				45,398	(12)
Diluted	42,101				45,448	(12)

See accompanying Notes to unaudited pro forma combined financial statements

BUCKEYE PARTNERS, L. P.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1 — Basis of Presentation

The accompanying unaudited pro forma combined balance sheet assumes that the acquisition took place on December 31, 2007 and combines the Partnership’s and LGS’ December 31, 2007 audited balance sheets.

On July 24, 2007, Buckeye Gas Storage LLC, a wholly-owned subsidiary of the Partnership, entered into a purchase and sale agreement with Lodi Holdings, LLC.  Buckeye Gas Storage LLC, agreed to acquire the outstanding member interests of LGS, a subsidiary of Lodi Holdings, LLC.  LGS owns and operates two natural gas storage facilities located near Lodi, California. These facilities are connected to Pacific Gas and Electric’s intrastate gas pipelines that service natural gas demand in the San Francisco and Sacramento areas.

The aggregate purchase price for the acquisition of LGS was approximately $446.0 million.  Cash consideration of approximately $434.0 million was paid by the Partnership at closing on January 18, 2008.  An additional $12.0 million was paid by the Partnership on March 6, 2008 after the receipt of approval from the California Public Utilities Commission for a natural gas storage expansion project known as Kirby Hills Phase II. The purchase price is subject to the receipt or payment of a final working capital adjustment that is expected to occur in April 2008. The amount of this adjustment is not expected to be material to the combined pro forma balance sheet or statement of income.

The accompanying unaudited pro forma combined statement of income assumes that the acquisition took place on January 1, 2007. The unaudited pro forma combined statement of income for the year ended December 31, 2007 combines the Partnership’s and LGS’ audited consolidated statements of income for the year ended December 31, 2007.

The following pro forma combined financial statements have been prepared for illustrative purposes only and do not purport to be indicative of the actual results that would have been achieved by the Partnership or the combined company for the periods presented or that will be achieved by the Partnership or the combined company in the future.

Note 2 — Unaudited Pro Forma Adjustments

The pro forma adjustments included in the accompanying statements are preliminary and do not reflect the final purchase price or final allocation of the excess of the purchase price over the net book value of the assets of LGS, as the process to assign a fair value to the various tangible and intangible assets acquired, including goodwill, has not yet been completed.  Final adjustments are likely to result in a materially different allocation of the purchase price, which will affect the value assigned to the tangible or intangible assets and depreciation and amortization expense recorded in the statement of income.

Unaudited Pro Forma Combined Balance Sheet

(1)	Represents the issuance and use of proceeds of $380.0 million of debt and the use of $65.7 million of cash by the Partnership to pay for the acquisition of LGS.

(2)	Represents adjustments necessary to reflect the Partnership’s preliminary estimate of the fair value of the acquired assets and assumed liabilities of LGS as of January 18, 2008.

(3)

Represents adjustments to the historical LGS balances to adjust them to their estimated fair values which results in the recognition of goodwill in the amount of $161.7 million. The final allocation of the purchase price will likely have a material impact on the pro forma balance sheet and therefore the final goodwill recorded could be materially different than the amount calculated below (in thousands):

Contractual purchase price (a)	$440,000
Preliminary working capital adjustment	4,262
Transaction fees (b)	1,439
Total cash purchase price	445,701

Book value of LGS’ net assets acquired (c)	(197,795)

Total purchase price adjustment	247,906
Total purchase price adjustment allocated to tangible and identifiable intangible assets (d)	(86,174)

Preliminary goodwill	$161,732

(a)          Amount represents the cash paid via a new debt issuance, through the issuance of new equity units and borrowings on the credit facility.

(b)         Represents transaction fees incurred that will be capitalized as part of the purchase price allocation.  Fees incurred to issue debt to finance the acquisition will be capitalized and amortized over the term of the related debt instrument.

(c)          Calculated by using the book value of LGS at December 31, 2007 and adjusting for the elimination of assets and liabilities and intangible assets not acquired by the Partnership.

(d)         Includes adjustments to value the acquired assets and liabilities of LGS at their fair value.

(4)

Represents the settlement of and reclassification of $9.6 million by the Partnership of two interest rate swaps in January 2008 associated with the issuance of $300.0 million of debt to fund the acquisition of LGS. The $9.6 million is being expensed over the ten year term of the related debt.

Unaudited Pro Forma Combined Statements of Income

(5)

Represents the additional deprecation expense of $2.2 million that would have occurred in 2007 based on the preliminary write-up of the LGS fixed assets to their fair values. Depreciation expense related to the purchase price adjustment to property, plant and equipment is calculated as being depreciated over a forty year period, as the Partnership’s assumption in the purchase price allocation is that the majority of this allocation is related to the fair value of tangible fixed assets used in the gas storage business.

(6)	Represents the elimination of expense for a “sale bonus” that was paid to employees of LGS as part of the sale of LGS to Buckeye Gas Storage, LLC.

(7)	Represents the interest expense that would have been incurred in 2007 based on the Partnership’s issuance of $300.0 million of debt with an interest rate of 6.05%.

(8)

Represents the interest expense that would have been incurred in 2007 based on the Partnership’s borrowing from its credit facility of $80.0 million to pay for the acquisition of LGS with an interest rate of 5.6%.

(9)	Represents the reduction of interest expense that would have occurred in 2007 based on the repayment of $135.0 million of LGS’ notes with the sale proceeds received from the Partnership.

(10)	Represents the amortization of the interest rate swaps interest of $9.6 million over ten years that would have occurred in 2007 based on the issuance of the $300.0 million of debt.

(11)	Represents the estimated allocation of net income using the same percentages as was used by the Partnership in its allocation of its net income for the year ended December 31, 2007.

(12)

In 2007, the Partnership sold and issued 2.5 million and 2.0 million of its limited partner units in August and in December, respectively, to pay for the LGS acquisition. Assuming that these units were outstanding for all of 2007 increased the number of units used in both the basic and diluted earnings per unit calculations by approximately 3.3 million units.